EXHIBIT 99.1

NEWS FROM LAKE CITY BANK
FOR IMMEDIATE RELEASE

Contact
Mary Horan
Director of Marketing and Public Relations
574 371-9280 office
574 377-9150 mobile
mary.horan@lakecitybank.com

Sarah J. Earls Joins Lake City Bank as
Controller and Senior Vice President

Warsaw, Indiana (March 27, 2017) – Lake City Bank is pleased to announce that Sarah J. Earls has joined the bank as Senior Vice President, Controller and principal accounting officer. As Controller, she is responsible for managing the accounting department, overseeing financial reporting and performing financial modeling for Lakeland Financial Corporation and Lake City Bank.

Earls is the former Controller of Tower Financial Corporation, where she was responsible for all SEC and reporting aspects of the publicly traded bank. Prior to joining Tower, she spent four years at BKD, LLP, as a Certified Public Accountant working on audits of financial institutions. Most recently she worked as Director of Finance and Compliance at Micropulse. Inc.

"We are excited that Sarah is joining the Lake City Bank team," said David M. Findlay, President and Chief Executive Officer. "Her public company experience as a controller and her background in public accounting will deepen our expertise in this area. As important, Sarah represents a great cultural fit and will be a strong leader for our accounting and finance staff. "

Earls has a bachelor's degree in accounting and graduated summa cum laude from Huntington University. She completed her Certified Public Accounting designation in August 2005. Earls is an active member of the Fort Wayne community. She serves as treasurer of the board for Fort 4 Fitness and Aging and In-Home Services. She is a member of Leadership Fort Wayne's Class of 2014 and was featured in Fort Wayne Business's 2011 Future 40 under 40. She is a member of the Indiana CPA Society, the American Institute of CPAs, Financial Executives International and the Finance Committee of Emmanuel Community Church.

"Sarah brings solid credentials and valuable experience to Lake City Bank," said Lisa M. O'Neill, Executive Vice President and Chief Financial Officer. "In addition, her leadership and communication skills will be valuable as Sarah enhances the strategic role of the accounting department at Lake City Bank."

Lake City Bank, a $4.3 billion bank headquartered in Warsaw, Indiana, is the fourth largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 49 branch offices in northern and central Indiana, delivering technology-driven solutions in a client-centric way to individuals and businesses. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.

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